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NFJ Dividend, Interest & Premium Strategy Fund		Annual Shareholder
July 31, 2008 (unaudited)				Meeting Results



The Fund held its annual meeting of shareholders on May 21, 2008. Shareholders of NFJ Dividend, Interest & Premium Strategy Fund voted to re-elect Robert E. Connor and John C. Maney as Trustees as indicated below.






                                                                 Withheld
                                                 Affirmative     Authority
Re-election of Robert E. Connor
	Class III to serve until 2011             86,857,825     1,445,152

Re-election of John C. Maney
	Class III to serve until 2011             86,939,418     1,363,559



Hans W. Kertess, Paul Belica, R.Peter Sullivan III and Diana L. Taylor continue to serve as Trustees. John J. Dalessandro II served as a Class II Trustee until his death on September 14, 2008.


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